Exhibit 10.10

Cortina Systems, Inc.
441 Logue Avenue
Suite 150
Mountain View, CA 94043

CORTINA SYSTEMS, INC.

January 2, 2002

To: Mr. Zino Chair,

I am pleased to offer you a position with Cortina Systems, Inc. (the “Company”) as Vice-President of Business Development, reporting to the Company’s President, effective upon your signing of this letter. Your annual compensation will be $175,000, which will be paid in equal installments in accordance with the Company’s normal payroll procedures. As a Company employee, you will also be eligible to receive certain employee benefits pursuant to the terms of Company benefit plans, as they may exist from time to time.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

As a condition to your employment with the Company, you will be required to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is enclosed. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

You have told the Company that your signing of this letter and your commencement of employment with the Company do not violate any agreement you have with your current employer; your signature confirms this representation.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California; provided, however that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s trade secrets or proprietary information.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below, sign the enclosed Proprietary Information and Inventions Agreement, and return them to me. A duplicate original is enclosed for your records. This letter, along with the Proprietary Information and Inventions Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We look forward to working with you at Cortina Systems.

Sincerely,

Cortina Systems, Inc.

/s/ Amir Nayyerhabibi
Amir Nayyerhabibi, President

ACCEPTED AND AGREED TO this
day of , 2002.

/s/ Zino Chair
Zino Chair

Enclosures:	Duplicate Original Letter
Employment, Confidential Information, and Invention Assignment Agreement

Please indicate your start date below

2nd Day of Jan., 2002.